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Exhibit 99

Orient-Express Hotels Ltd.

Financial Highlights	2002	2001	Change %
	$000	$000
Revenue	289,302	261,348	11
EBITDA*	67,041	69,094	(3)
Net earnings	25,294	29,850	(15)
Earnings per common share	$0.82	$0.97
Number of shares (million)	30.8	30.9

*
Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA), see page 40 [page 20 of 2002 Form 10-K report].

Performance overview ($ millions)

	2002	2001	2000	1999**	1998
Revenue	289.3	261.3	276.4	249.1	230.9
EBITDA	67.0	69.1	84.1	71.5	61.1
Net Earnings	25.3	29.9	40.0	34.2	26.7

**
Excludes one-time gains and accounting change

Chairman's message

May 1, 2003

Dear Shareholder,

        Orient-Express Hotels finished 2002 with net earnings of $25.3 million ($0.82 per common share) compared with net earnings of $29.9 million ($0.97 per common share) in 2001. Both years were negatively impacted by unfortunate events beyond our control. The terrorist acts of September 11th, 2001 caused massive disruption to travel in the immediate weeks following, and "chilled" overseas travel by Americans and Japanese in particular, for much of 2002. However, we saw steadily improving RevPARs throughout 2002 compared with prior year: down 12% in the first quarter, down 8% in the second quarter, up 5% in the third quarter and up 6% in the fourth quarter. Our three acquisitions made early in 2002 helped to improve 2002 results. In the second half of 2002 we were burdened with excessive insurance costs, which were sprung on us at mid-year without warning. Insurances have now been restructured on a regional basis rather than centrally, so, for 2003, these costs will be back in line with first half 2002.

        Not only have we been making acquisitions but we have been investing heavily in our existing properties. We are close to completing a doubling of the key count at the Inn at Perry Cabin (from 40 to 81) and have fully refurbished one quarter of the room stock at the Copacabana Palace Hotel in Rio de Janeiro in 2002. Lilianfels, in the Blue Mountains of Australia, is in the midst of major improvements; the new La Cabaña in Buenos Aires should open in September; and the new conference and banqueting center at The Westcliff in Johannesburg should open in June. Litigation over planning consent at the Caruso has meant that we cannot expect to reopen this property before 2005. We completed a major rooms addition at Maroma in time for the 2002/2003 high season and the property has been operating at capacity since before Christmas. The Upstairs at '21' Club opened late in 2002 and will provide much-needed extra à la carte and banquet dining.

        The new Palladio Suite was added to the Hotel Cipriani in Venice in mid-2002 and was let through much of the remaining high season at its rack rate of $6,000 per night.

        Tourist trains and river cruising had an excellent 2002 despite September 11th. We have a dominant position in these activities and we are trying to expand them. We have a new tourist train as well as another river cruise business on the drawing board.

        We are looking at a number of acquisitions at the moment. Generally speaking, we avoid new builds and instead concentrate on existing properties which have short lead times to improved profitability. By the time you receive this report we will have completed the purchase of 50% of the equity in the 167-room Ritz Hotel in Madrid, Spain, and conclusion of a long-term management contract. This unique property is being acquired at about 10x estimated EBITDA and we believe there is considerable upside.

        Sea Containers reduced its equity holding in Orient-Express Hotels in 2002 to 47%, representing 16% of the votes, thus deconsolidating Orient-Express Hotels from its financial statements. Sea Containers tells us that it eventually intends to sell its remaining shareholding but not at current depressed price levels. With the appointment of the hotelier Georg Rafael to the board, effective October 2002, a majority of the members are independent of Sea Containers. All but one cross-default clause on lending agreements of the company have now been removed (by this I mean that if Sea Containers defaults on any of its lending agreements it does not constitute a default in Orient-Express Hotels' lending agreements). Thus, the separation of the two companies is effectively complete other than they still share some common services by contract which can be terminated at one year's notice.

        As I write this report, the Iraq war and the SARS epidemic have reduced current travel and forward bookings are down. We expect demand to bounce back when these events have passed but they are bound to diminish first half 2003 results. Nonetheless, we believe the fundamentals of the company are excellent and investors will anticipate the improving results as short-term dislocations to travel end.

        Please read the President's and Chief Financial Officer's reports in this Annual Report for more information about the performance and prospects of the company.

        Our worldwide staff of 5,100 deserve congratulations on producing acceptable results in the face of so much adversity in 2002.

Sincerely,

James B. Sherwood
Chairman & Founder

President's overview of performance

Hotels: Europe

        It has been a challenging year for our European properties. On a same store basis, earnings before interest, tax and depreciation (EBITDA) fell about $3 million compared with 2001, driven by a 1% decline in same store RevPAR (down 6% in local currency).

        EBITDA is a common financial measure in the leisure industry used to help judge underlying performance as it is not affected by non-operating factors such as leverage and the historic cost of assets.

        Most affected were Italy, due to a fall in the number of visitors from the U.S.A. and Portugal, our Lisbon hotel that principally serves the corporate market. Even in these markets we continue to outperform our competitors, demonstrating that our philosophy of unique, high-personality hotels can generate impressive RevPAR premiums even in difficult times.

        Total EBITDA from our European hotels increased in 2002 by $2.3 million (8%) over 2001 as our two new acquisitions, La Residencia in Mallorca and Le Manoir aux Quat'Saisons in the U.K. had an excellent year. They generated $5.5 million EBITDA, equivalent to over 15% return on total investment. Therefore the purchase price was about 6.5x first year EBITDA with considerable scope for improved earnings over the next few years.

Italy

        The drop in demand for international travel by U.S. tourists has been widely reported, and 5-star hotels in Venice were badly affected as they rely heavily on this market. Our competitive set saw an 8% decline in U.S. dollar RevPAR for the year, whereas the Hotel Cipriani and Palazzo Vendramin (103 keys) dropped 3%. Our magnificent new Palladio Suite opened mid-year and has been heralded as one of the finest suites in the world, with its sweeping views across the lagoon, magnificent terrace, swimming pool, plus a private pier and motor boat (see cover).

        In spite of the challenges of 2002, the Hotel Splendido and Splendido Mare (82 keys) had a record year with RevPAR up 11% (5% in euros), and EBITDA of $5.7 million. The hotels are firm favorites of U.K. guests and perhaps more surprisingly, U.S. demand also held up well.

        Florence suffered in the same way as Venice as it has a similar reliance on the U.S.A. At the Villa San Michele (45 keys) EBITDA fell about 10%. We delayed our 2002 seasonal opening by a few weeks in order to build nine new keys, all with spectacular views over the city. This increase in room count (up over 15%) distorts the 2002 RevPAR comparison which was down 9% (14% in euros) but should significantly boost the hotel's profitability longer term. We have received permission in principle to add another two keys in the gardens but have deferred this expansion until demand recovers.

        The dispute over the scope of refurbishment of the Hotel Caruso in Ravello continues at a frustratingly slow pace. Demand for Ravello and the Amalfi Coast has remained very strong in 2002 so we are confident that we can generate a good return once the hotel reopens.

Portugal

        At Reid's Palace (164 keys) in Madeira, RevPAR and EBITDA were very similar to prior year, a good result considering that 2001 was a record year itself (EBITDA up 17% over 2000). Growing demand from the U.K. offset the general decline in German demand that has been felt throughout Europe. Demand during the summer months, traditionally the low season in Madeira, has grown dramatically. With solid demand year round, we should be able steadily to build RevPAR and profitability. Given the unpredictable outlook of the industry in general, we have deferred construction of the new spa for the time being.

        At the Hotel Quinta do Lago (141 keys) in the Algarve, room rate increased by about 14% to $221 but RevPAR did not show any significant increase as there was an offsetting decline in occupancy owing to a drop in demand from Germany. Booking levels for 2003 are somewhat slow, although room rate continues to hold up well. The hotel is in excellent condition and no major capital expenditure is required, although we do have plans to add a spa in the next couple of years (with funding provided by the European Community) and longer term we have plans to build 20 additional keys.

        The Lapa Palace (109 keys) in Lisbon had a very difficult year as it was hit by the worldwide decline in corporate travel combined with weak economic conditions in Portugal itself. RevPAR fell 11% and EBITDA declined by $1 million. We have taken advantage of this period of weak demand and the availability of subsidized European Community funding to complete the refurbishment of the property. There is still scope to add 50 additional keys in a new wing, although we will not trigger this investment until the economic outlook improves.

Other European hotels

        The new European properties acquired in February 2002, had an excellent year. La Residencia (62 keys) in Mallorca, Spain, outperformed our initial business plan on every measure and showed 8% RevPAR growth over prior year. We increased rates 10-15% at the hotel but occupancy for 2002 was still over 85% so there appears to be scope for further yield improvement. There is huge demand for the best suites so we are refurbishing the four major presidential suites as well as making general improvements to the other guest rooms. During the 2003/4 winter we hope to build up to 20 additional keys at the hotel.

        Le Manoir aux Quat'Saisons (32 keys) in Oxfordshire, England, also enjoyed a strong year with RevPAR up 8% over 2001. Our partner (the original founder) is the famous chef Raymond Blanc and the hotel's restaurant remains a critical element of the property's success and attraction. In 2002 Raymond received the extraordinary accolade of being chosen as the finest chef in the U.K. and as the country's representative for the prestigious World Master of Culinary Arts.

        The restaurant at Hôtel de la Cité (61 keys) in Carcassonne, France, can also boast an eventful year as it was awarded a Michelin star. This is an important development as the Michelin Guide is very influential in the French market. Hôtel de la Cité experienced a 4% RevPAR decline during 2002 with a notable decline in U.S. business, so the property's growing reputation for fine food is very important in these difficult times.

Hotels: North America (including the Caribbean and Mexico)

        The North American properties generated EBITDA of $11.1 million, of which $0.8 million came from our new acquisition, Maroma Resort and Spa. On a same store basis, this means that EBITDA declined over $4 million with all of our hotels feeling the impact due to a combination of depressed corporate activity throughout the year and a fall off in last-minute leisure demand during the fourth quarter. La Samanna suffered particularly badly as the booking period for the important high-season months early in 2002 was badly impacted by the events of September 11th. 2003 will be helped by Maroma and the major expansion that we have completed at the Inn at Perry Cabin, but much still depends on the general recovery of the core corporate and leisure markets.

        The upper tier of the New Orleans market experienced an 8-10% decline in RevPAR as commercial and corporate group demand softened. The city benefited from Superbowl in the first quarter but this was partly offset by the impact of Hurricane Lily that literally blew away the first week in October (normally a strong demand period).

        At the Windsor Court (324 keys) we held firm on rates but a decline in occupancy meant that RevPAR was down 5% versus 2001, causing a $1.3 million decline in EBITDA. Booking comparisons for January and February are meaningless due to Superbowl (when people book well ahead) but for

March and beyond, bookings are slightly ahead of last year and booking pace for corporate events has picked up during the last couple of months. Hopefully, this is a sign of better things to come.

        During 2002 we expanded the Inn at Perry Cabin (now 81 keys) in St. Michaels, Maryland, effectively doubling the size of the property in addition to adding new meeting space, a new pool, and refurbishing the restaurant and existing room stock. The core building reopened in June 2002 but the nearby construction caused disruption and adversely affected demand. The full complement of new rooms will be opened as demand picks up in the spring. We have already had a large number of requests for the new meeting facility.

        Keswick Hall (48 keys) in Virginia had another difficult year given its reliance on corporate "fly to" business (which also hurt it in 2001). The good news is that there was a marked improvement in revenue for the fourth quarter (up 13% over 2001) in sharp contrast to our experience elsewhere. Bookings and enquiries are encouraging for 2003 and we are also seeing increased interest in golf club memberships and the associated real-estate parcels that we plan to sell for development over the next few years. The new swimming pool has been a great success and this year we have a limited investment program focusing on the golf course, a new terrace restaurant and extra meeting space. As soon as performance improves, we can launch our major expansion project that allows up to 75 additional keys.

        At La Samanna (81 keys), St. Martin, room rate fell 4% as we were forced to offer special discounts in order to build business early in the year. Operating costs at the hotel are affected by the stronger euro and a significant increase in insurance costs for destinations in the hurricane belt. Business picked up well in the fourth quarter but we still plan to defer our expansion project (40 additional keys) as we would like to see a more sustained period of demand prior to investing further in the property.

        Charleston Place (442 keys) in Charleston, South Carolina, where we have an ownership interest and management contract, continues to perform well. RevPAR grew 3% as the hotel managed to sustain demand from its key corporate markets (pharmaceutical, insurance and financial). Our capital expenditure priority continues to be the rolling room-refurbishment program that has been so well received and allowed us to drive rate.

        In March 2002 we acquired a 75% equity interest in Maroma Resort and Spa (58 keys) on Mexico's Caribbean coast. Since that time, we have invested $2 million to finish extra rooms and renew much of the infrastructure, including the kitchen, water supply and sewage treatment facilities. Results have been very encouraging with the earnings for the nine-month period of ownership $0.9 million above the same period in 2001, based on revenue growth of over 60%. Booking data from the period prior to our ownership is not very reliable but we believe current booking levels are 2-3x higher than in the past. Further investment is planned for 2003 including 12 new beachfront suites that should command premium rates.

Hotels: Rest of the world

        Owned hotels in this region generated EBITDA of $12.7 million, down 15% from 2001 mostly due to the Copacabana Palace and the Australian hotels, offset by improved performance in South Africa.

South America

        The Copacabana Palace (225 keys), in Rio de Janeiro, suffered as U.S.A. corporate demand declined and rates for Brazilian domestic business were affected by the weaker local currency. EBITDA declined $1.8 million (22%) for the year. Weak occupancy during the low season summer months allowed us to push ahead with necessary refurbishment in the heart of the building, although this inevitably caused some disruption for our guests and an associated loss of revenue. The hotel is focusing its sales efforts on the U.S.A. incentive market in order to help fill these quieter months.

        The three Peruvian hotels, the Miraflores Park Hotel (81 keys) in Lima (that we fully own), the Hotel Monasterio (127 keys) in Cuzco, and the Machu Picchu Sanctuary Lodge (31 keys) (both owned within our 50/50 Peruvian joint venture) had a satisfactory year with RevPAR slightly ahead of 2001. Peru has been receiving enormous favorable publicity so we expect a big increase in top-end demand over the next few years. The properties are in excellent condition following substantial refurbishment but we do have plans for further development of the Miraflores Park Hotel, including a new restaurant and additional rooms. The permit is already in place for this work but we will not undertake the project until the end of 2003 at the earliest and only if justified by continuing improvement in results.

Southern Africa

        The Mount Nelson Hotel (226 keys) in Cape Town had an excellent year with RevPAR up 21% and EBITDA increasing 43% up to $3.5 million. In spite of the substantial price increases imposed in 2002, demand has been stronger than ever so we fully expect another good year in 2003. Room rates at the hotel are still less than $150 which, given the exceptional quality of product, suggests that there is scope for much improvement if demand continues strong.

        The Westcliff hotel (119 keys) also made good progress in 2002 as RevPAR increased 20% over 2001. Rates are still very low in this highly competitive market but the hotel should be in a better position once the new conference and banqueting facility opens mid-year. Our food and beverage operation at the hotel has been a strong performer for several years so we should generate a good return from banqueting and meetings as well as associated room sales.

        The refurbishment work of the last few years has dramatically improved the quality of our safari operations. In order to reflect this superior level of experience, we have re-branded our lodges as Orient-Express Safaris (39 keys), Botswana. Currently the business is heavily reliant on demand from the U.S.A. and this has hurt results in 2002 with RevPAR down 10%. It is hard to be optimistic about 2003 given the negative press surrounding nearby Zimbabwe (Victoria Falls is a major gateway) and the bomb in Kenya, which has made many nervous about the whole region. Fortunately, there is not much exposure as our investment is only $6 million.

Australia

        International arrivals to Sydney were down 5% from 2001 (itself a bad year). At The Observatory Hotel (96 keys) in Sydney, U.S. dollar RevPAR was up 2% but down 3% in local currency. Sydney continues to suffer from over-capacity (not helped by the new hotels built for the Olympic Games) although a number of 2-3 star properties have now been converted to apartments. Bookings for 2003 look encouraging, although we saw a similar pattern in 2002 (when bookings were up 30%) only to be disappointed by a sudden decline in corporate demand.

        At Lilianfels (85 keys) in the Blue Mountains National Park, west of Sydney, we undertook a major refurbishment in 2002 that included half of the rooms and almost all of the public areas. This was very disruptive work and involved closing the property for a few weeks so it was undertaken in a period of low demand. The second phase of refurbishment (which is less disruptive) will be undertaken later this year, then the whole property will be in excellent condition and we can focus our efforts on rebuilding demand.

        At Bora Bora Lagoon Resort (80 keys), in French Polynesia, we closed the hotel for several months at the start of 2002 to clear a major backlog in heavy maintenance which had built up prior to our acquiring the property. For 2002 RevPAR was up 10% for the year as a whole, in spite of a marked decline in U.S.A. demand and a new competitor opening nearby. Towards the end of 2003 we have plans to make further improvements at the hotel, including a new swimming pool, and additional luxury suites.

Restaurants

        '21' Club in New York generates most of our earnings from restaurants. The operation proved very resilient in 2002 with EBITDA similar to prior year. The New York high-end restaurant market is reported to have experienced 5-10% declines in demand for the year, whereas revenue at '21' was up 2% for the year and 4% in the fourth quarter. Our new restaurant, The Upstairs at '21', opened in November 2002 and has been well received by guests and critics.

        Work is progressing well on the La Cabaña restaurant in Buenos Aires, which is scheduled to open in September 2003. This historic steakhouse was a legend of Argentina and we expect to attract both locals and international visitors.

Trains and Cruises

        Our trains and cruise operations had a good year with EBITDA up 14% to $8.3 million for 2002. Most impressive is the performance of our European train operations that generated $5 million EBITDA, up from $3.2 million in 2001. This increase was partially offset by decreases in the profitability of the Road To Mandalay and our PeruRail operations.

        The major improvement in profitability of our European trains came from the Venice Simplon-Orient-Express luxury overnight service between London and Venice. Demand growth from the U.K., France and Germany made up the large shortfall in revenues from the U.S.A. and the result was also helped by good Japanese day-charter business. Our two U.K. day trains also held up well. The British Pullman suffered a small decline in EBITDA, but the newer Northern Belle service did much better and bookings are well ahead for 2003.

        At the time of the last annual report we were worried about the outlook for the Road To Mandalay cruise operation in Myanmar (Burma). We were pleasantly surprised that the business developed better than expected with passengers carried in 2002 marginally ahead of 2001, although we did have to give some ground on rate (down 12%).

        We expect the Eastern & Oriental Express to have a poor year in 2003, due to the combined effects of the Bali bomb and the SARS flu outbreak. Orient-Express Hotels' exposure is small as it owns only 25% of the joint venture ($5 million). Longer term, the business should recover, as demand for Far East travel returns to more normal levels.

        Earnings from our PeruRail joint venture decreased to $3.6 million but we expect to see this recover in 2003. In 2002, and prior years, the joint venture has suffered from an anomaly in Peruvian tax law which meant that VAT was charged against the company's purchases but could not be recovered. In February 2003 this anomaly was corrected and should save the joint venture about $2 million per year. We continue to invest in service improvements and are launching a new luxury train service, called the Hiram Bingham, after the famous explorer who discovered the Machu Picchu ruins, operating day trips from Cuzco. We believe that this new service, combined with our other investments in the region, should lift Peruvian tourism to a new level.

Outlook for 2003

        The outlook for 2003 is as unpredictable as it was for 2002. There are many reasons to be nervous, including the slide in Wall Street values, the uncertain economic outlook, and the impact on demand of conflict in the Gulf. However, it is important not to forget the positives. Our results proved very resilient in 2002 with RevPAR holding up well versus our competitors and we continue to have decent cash flow even in the toughest of times. Furthermore, for 2003 and later years, we have the added benefit of our expansions at the Inn at Perry Cabin, Maroma and the Villa San Michele, plus a significant bottom-line lift from the exciting acquisitions we made in 2002 and our recent purchase of the Hotel Ritz in Madrid.

        Longer term, we are well-positioned, as our strategy of owning and acquiring quality assets at competitive prices appears well-suited to current market conditions. During 2000, Orient-Express Hotels made $84 million EBITDA, about $40 million net earnings and $1.43 EPS. Since that time we have made five excellent acquisitions at outstanding prices, so clearly we own a portfolio that can do much better when demand recovers. In addition, we will have the benefit of our ongoing investments in expansion. Providing we stay patient and focus on these, our core strengths, the company should have an excellent future.

Simon M.C. Sherwood
President

Chief Financial Officer's report

        The change in EBITDA in 2002 over 2001 is described in detail in the President's performance overview. Depreciation increased by $3.2 million in 2002 over 2001, principally due to acquisitions made in 2001 and 2002, and the effect of a stronger euro in the year increasing the translation into U.S. dollars of the depreciation on assets denominated in euros. The net finance costs for the company decreased by $0.3 million in the year, largely following interest rate cuts, offset by the interest on increases in debt to fund acquisitions and capital expenditure in 2001 and 2002.

        In 2002, Orient-Express Hotels generated cash from operating activities of $35.3 million against $40.5 million in the prior year, a reduction of $5.2 million that was principally due to the decline in net earnings of $4.6 million in the year.

        During the year, the company invested $119 million in acquisitions and capital expenditure. The purchase of La Residencia, Le Manoir aux Quat'Saisons and Maroma Resort and Spa accounted for $47.5 million. Investment in expansion, including $17 million on doubling the number of rooms at the Inn at Perry Cabin, improvements at a number of hotels, and maintenance capital expenditure, accounted for the rest. The company secured related financing against these acquisitions and investments of $34 million.

        In addition to the finance raised against acquisitions and capital expenditure, a further $50 million of finance was raised through re-financing of existing assets. Scheduled loan principal repayments of $36 million were made in the year.

        The total cash flow for the year was a deficit of $20 million against a surplus of $42 million in 2001.

        The company had cash of $37.9 million at December 31, 2002. In addition, there were $22.8 million available to draw from facilities available, bringing the company's total cash availability to $60.7 million at December 31, 2002. At this date the company had total debt outstanding of $459 million ($421.1 million net of cash on the balance sheet). Approximately 40% of the outstanding principal was drawn in euros and the balance primarily in U.S. dollars, with an overall weighted average interest rate of 4.3%. All of the company's debt was in floating rates at December 31, 2002. The company continually monitors the interest rate environment to assess whether it should fix interest rates on some of its debt. At December 31, 2002, the company had debt guaranteed by Sea Containers, its former parent company, of $110.9 million. This relates to facilities that were in place prior to the IPO in August 2000. None of the company's loan facilities has any cross-collateralisation with Sea Containers and only one has cross-defaults with any of Sea Containers' facilities. Despite the difficult trading environment of 2002, the company did not need to renegotiate any of its banking facilities and does not expect to have to do so.

James G. Struthers
Vice President—Finance and
Chief Financial Officer

This report contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment plans and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the report, unknown effects on the travel and leisure markets of terrorist activity and any police or military response (including the Iraqi war), varying customer demand and competitive considerations, realization of bookings and reservations as actual revenue, inability to sustain price increases or to reduce costs (including insurance costs), interest rate and currency value fluctuations, uncertainty of negotiating and completing proposed capital expenditures or purchase transactions, public planning permission restrictions or delays on property expansions, adequate sources of capital and acceptability of finance terms, possible delay in opening properties closed for refurbishment, shifting patterns of business travel and tourism and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions, and legislative, regulatory and political developments. Further information regarding these and other factors is included in the filings by the company and Sea Containers Ltd. with the U.S. Securities and Exchange Commission.

QuickLinks

  Exhibit 99
  Orient-Express Hotels Ltd.
  Chairman's message
  President's overview of performance
  Hotels: Europe
  Hotels: North America (including the Caribbean and Mexico)
  Hotels: Rest of the world
  Restaurants
  Trains and Cruises
  Outlook for 2003
  Chief Financial Officer's report